EXHIBIT 10.4



                           MEMORANDUM OF UNDERSTANDING



TO:      GeneMax Pharmaceuticals Inc. ("GeneMax").

AND TO:  Stentgen Therapeutics Inc. and/or its nominee(s) ("Stentgen").

AND TO: Wilfred A. Jefferies, Alex Moise, Timothy Z. Vitalis and Jason R. Grant (collectively, the "Inventors").

FROM:    MI Vascular Innovations, Inc. ("MIV").

DATE:    December 15, 2000.

RE:      Joint Venture Arrangement.


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This memorandum of understanding will set forth the terms of an agreement in principal between GeneMax, Stentgen, the Inventors (who own and control Stentgen) and MIV. If accepted by each of GeneMax, the Inventors and Stentgen the terms of our agreement are:

1. GeneMax and MIV shall incorporate two jointly owned companies, and a subsidiary research company, (collectively the "JV Cos"), whose purpose is to acquire and conduct research, development, and sales of leading edge gene therapy, protein, and peptide based technology (collectively the "Technology"). Of immediate first focus shall be the acquisition, research, development and sales of anti-inflammatory therapy derived from viral protein presently referred to as E3 6.7 Activity UILO file 98-113, PCT Application PCT/CA00/00663 and focused towards an initial target of an artificially produced peptide derivative of gene 6.7 (collectively, the "Gene 6.7 Project"). Of concurrent focus for acquisition shall be artificial biologic enamel being developed at the University of the Province of British Columbia ("UBC"). The research on these products shall first be focused on their employment via the delivery medium of stenting.

2. As MIV has a primary interest in stent and stent-like delivery technology it desires control of such business and accordingly the parties have agreed to form a structure as follows:

     (a) one company ("MIV Co") shall be incorporated in which MIV shall own 51% of voting and participating equity and GeneMax 49% of voting and participating equity. A total of not less than 5,000,000 shall be issued initially. MIV Co shall be devoted solely to stent and stent-like applications for manufacturing and sales of all such employing the Technology. In addition, it is presently intended that MIV Co shall also be granted a sub-license from Research Co (as hereinafter defined) and be devoted solely to stent and stent-like applications for manufacturing and sales of all such employing the Gene 6.7 Project Technology;


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     (b)  the second company ("GeneMax Co") shall be incorporated in which
          GeneMax shall own 51% of voting and participating equity and MIV 49% of voting and participating equity. A total of shares equal to the structure of MIV Co shall be issued initially. GeneMax Co shall be devoted solely to non-stent and non-stent-like applications for manufacturing and sales of all such employing the Technology. In addition, it is presently intended that GeneMax Co shall be granted a sub-license from Research Co. (as hereinafter defined) and be devoted to all non-stent or non-stent-like manufacturing and sales of all such employing the Gene 6.7 Project Technology;

     (c) a third company ("Research Co") (or several such if business logic so dictates) shall be incorporated and owned equally by MIV Co and GeneMax Co. Research Co shall acquire, research and develop all the Technology. This company shall be funded equally by MIV Co and GeneMax Co. and which latter companies shall be funded by their shareholders. In addition, it is presently intended that, subject to appropriate tax and legal advice, Research Co shall acquire all of the assets or issued and outstanding shares of Stentgen and, thereupon, research and develop all of the Gene 6.7 Project Technology and grant the above-mentioned sub-licenses to MIV Co. and GeneMax Co; and

     (d) upon Technology being acquired and developed by either of Research Co, MIV Co and/or GeneMax Co, and subject to appropriate tax and legal advice, either Research Co and/or each of MIV Co and GeneMax Co shall receive a field-of-use worldwide license or sub-license bearing a 2% royalty on product sales employing the Technology.

3. Each of GeneMax, Stentgen, the Inventors and MIV shall contribute to this venture as follows:

     (a) Stentgen shall negotiate and acquire, through its relationship with the Inventors and UBC, an exclusive world-wide license to develop and market the Technology for the Gene 6.7 Project, and shall engage commitments from the Inventors and scientists crucial to the Gene 6.7 Project. Stentgen shall also ensure that any agreement with UBC contemplates the assignment, acquisition and/or sub-license of the Technology for the Gene 6.7 Project to the JV Cos under the terms of this memorandum of understanding;

     (b) each of MIV and GeneMax shall contribute one-half (50%) of equity and finances required to acquire Technology. In this regard it is presently understood that, for the Gene 6.7 Project, a total of 600,000 shares from each of MIV and GeneMax are anticipated to be required to acquire the Technology from each of UBC and Stentgen and to engage the scientists. In particular, any license agreement as between Stentgen and UBC for the Gene 6.7 Project Technology shall contemplate that, subject to appropriate tax and legal advice, Research Co shall acquire all of the assets or issued and outstanding shares of Stentgen and, thereupon, research and develop all of the Gene 6.7 Project Technology and grant the above-mentioned sub-licenses

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          to MIV Co. and GeneMax Co, in consideration of the issuance by each of
          MIV and GeneMax to Stentgen and UBC of 500,000 and 100,000 common shares, respectively, in their respective share capitals. In addition, MIV and GeneMax shall mutually negotiate the terms of such acquisition and engagement of the scientists; and

     (c) MIV shall provide the first $150,000US to capitalize the JV Cos for research on the Gene 6.7 Project and patenting of the results. GeneMax shall repay 50% of such amount one year after advance, without interest.

4. In order to create a mutuality of goals and values, MIV and GeneMax agree to effect, at a deemed value of $1.00US per share, a swap of 1,000,000 common shares each to the other. This swap shall occur within 30 days of completion of the JV Cos, acquisition of the Gene 6.7 Project and engagement of the scientists in a manner satisfactory to the parties, completion of formal agreements (including typical shareholders agreement providing for board representation, shareholder loans, rights of first refusal on share sales, pre-emptive rights for finance, dilution provisions for non-contribution, and other standard clauses), and advance of the above funds by MIV.

The parties shall employ due diligence, best efforts, and good faith to complete this Agreement, to effect a more detailed agreement, and to effect the JV Cos.

Should the forgoing be acceptable, please execute and return the enclosed and such shall bind us.


Yours truly,

MI Vascular Innovations, Inc.


Per: /s/



The foregoing is accepted effective on this 15th day of December, 2000 by each of:


GeneMax Pharmaceuticals Inc.


Per: /s/





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Stentgen Therapeutics Inc.
(and on behalf of its various shareholders, inventors, scientists and/or nominee(s))


Per: /s/


The Inventors


/s/ Wilfred A. Jeffries /s/ Alex Moise /s/ Timothy Z. Vitalis /s/ Jason R. Grant
Wilfred A. Jefferies    Alex Moise     Timothy Z. Vitalis    Jason R. Grant